EXHIBIT
         Morgan Stanley Tax-Free Daily Income Trust


Sub-Item
77P       Information Required to be Filed Pursuant to
Existing
          Exemptive (c) Orders

(A)       Statement Pursuant to Exemptive Order (ICA Release
No.
11537)
          Pertaining to Amortized Cost Pricing

No action was taken during the period pursuant to condition
2 (c) of the above-captioned Order.